EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus pertaining to the offer for sale and sale of shares of Common Stock, par value $.10 per share of Toys "R" Us, Inc. by certain trusts established under the Toys "R" Us, Inc. Partnership Group Deferred Compensation Plan, and to the incorporation by reference therein of our report dated March 12, 1997, with respect to the consolidated financial statements of Toys "R" Us, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended February 1, 1997, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP



New York, New York
October 8, 1997